Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS SECOND QUARTER 2026

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, July 29, 2026 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported second quarter 2026 results: The Company’s revenues in the second quarter 2026 were $99.1 million, compared to $91.5 million in the second quarter 2025, an increase of $7.6 million, or 8.3%. For the first six months 2026, the Company’s revenues were $187.0 million, compared to $182.8 million in the first six months 2025, an increase of $4.2 million, or 2.3%. The increases in revenues in the second quarter and first six months 2026, compared to the comparable 2025 periods, resulted primarily from increased sales volumes, principally due to increased demand from the Company’s construction and steel customers, partially offset by decreased demand from the Company’s roof shingle customers.

The Company’s gross profit was $46.7 million in the second quarter 2026, compared to $41.9 million in the second quarter 2025, an increase of $4.8 million, or 11.6%. The Company’s gross profit was $88.5 million in the first six months 2026, compared to $88.0 million in the first six months 2025, an increase of $0.4 million, or 0.5%. The increases in gross profit in the second quarter and first six months 2026, compared to the comparable 2025 periods, resulted primarily from the increases in revenues discussed above, partially offset by higher fuel and transportation costs.

Selling, general and administrative (“SG&A”) expenses were $6.1 million in the second quarter 2026, compared to $6.2 million in the second quarter 2025, a decrease of $0.1 million, or 2.0%. SG&A expenses were $12.0 million in the first six months 2026, compared to $12.5 million in the first six months 2025, a decrease of $0.4 million or 3.3%. The decreases in SG&A expenses in the second quarter and first six months 2026, compared to the comparable 2025 periods, were primarily due to decreased stock-based compensation.

Other (income) expense, net was $3.4 million and $6.6 million income in the second quarter and first six months 2026, compared to $3.1 million and $6.2 million income in the second quarter and first six months 2025, increases of $0.3 million and $0.4 million, respectively. The increases in other (income) expense, net for the second quarter and first six months 2026, compared to the comparable 2025 periods, were primarily due to interest earned on higher average balances of cash and cash equivalents.

The Company reported net income of $34.5 million ($1.20 per share diluted) and $65.1 million ($2.26 per share diluted) in the second quarter and first six months 2026, compared to $30.8 million ($1.07 per share diluted) and $64.9 million ($2.26 per share diluted) in the second quarter and first six months 2025, increases of $3.7 million, or 11.9%, and $0.1 million, or 0.2%, respectively.

“We are pleased with the Company’s financial performance in the second quarter 2026. Demand was up, compared to 2025, led by our construction and steel customers,” said Timothy W. Byrne, President and Chief Executive Officer. “Looking ahead, we anticipate that data center projects should continue to support strong construction demand, and that the new kiln at our Texas facility will come online this summer,” Mr. Byrne added.

Dividend

The Company announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.06 per share on the Company’s common stock. This dividend is payable on September 11, 2026 to stockholders of record at the close of business on August 21, 2026.

* * *

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road, and building contractors), industrial (including paper and glass manufacturers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), metals (including steel producers), roof shingle manufacturers, agriculture (including poultry producers), and oil and gas services industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma, and Texas through its wholly owned subsidiaries, Arkansas Lime Company, ART Quarry TRS LLC (DBA Carthage Crushed Limestone), Colorado Lime Company, Mill Creek Dolomite, LLC, Texas Lime Company, U.S. Lime Company, U.S. Lime Company-Shreveport, U.S. Lime Company-St. Clair, and U.S. Lime Company-Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company-O & G, LLC, has royalty and non-operated working interests in natural gas wells located in Johnson County, Texas, in the Barnett Shale Formation.

Any statements contained in this News Release, including, but not limited to, statements relating to demand and the new Texas kiln, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
INCOME STATEMENTS

Revenues	$99,126	$91,518	$186,959	$182,771
Cost of revenues	52,404	49,640	98,485	94,737
Gross profit	$46,722	$41,878	$88,474	$88,034

Selling, general and administrative expenses	6,067	6,189	12,036	12,451
Operating profit	$40,655	$35,689	$76,438	$75,583

Other (income) expense, net	(3,374)	(3,098)	(6,603)	(6,189)
Income tax expense	9,519	7,956	17,949	16,828
Net income	$34,510	$30,831	$65,092	$64,944

Income per share of common stock:
Basic	$1.20	$1.08	$2.27	$2.27
Diluted	$1.20	$1.07	$2.26	$2.26
Weighted-average shares outstanding:
Basic	28,686	28,637	28,679	28,630
Diluted	28,776	28,729	28,773	28,728
Cash dividends per share of common stock	$0.06	$0.06	$0.12	$0.12

			June 30,	December 31,
			2026	2025
BALANCE SHEETS
Assets:
Current assets			$500,449	$455,316
Property, plant and equipment, net			241,942	221,421
Other non-current assets			4,970	4,307
Total assets			$747,361	$681,044
Liabilities and Stockholders’ Equity:
Current liabilities			$18,170	$23,632
Deferred tax liabilities, net			30,518	22,999
Other long-term liabilities			2,942	3,653
Stockholders’ equity			695,731	630,760
Total liabilities and stockholders’ equity			$747,361	$681,044

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